UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
September 23, 2005

AMKOR TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-29472	23-1722724

(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of		Identification No.)
Incorporation)
1900 South Price Road
Chandler, AZ 85248
(Address of Principal Executive Offices, including Zip Code)
(480) 821-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
SIGNATURES

Item 8.01. Other Events.
     On September 23, 2005, the International Chamber of Commerce (“ICC”) ruled in favor of Citizen Watch Co., Ltd. (“Citizen”) on our arbitration proceeding with Citizen over a dispute relating to a 1.4 billion yen ($12.5 million based on the spot exchange rate as of September 23, 2005) deferred payment under an intellectual property assignment agreement (“IPAA”) with Citizen.
     We had entered into the IPAA with Citizen effective as of March 28, 2002. Pursuant to the IPAA, Citizen assigned to us (i) its rights under a Patent License Agreement dated January 25, 1996 between Motorola and Citizen (the “License Agreement”) and (ii) Citizen’s interest in certain patents. The parties entered into the IPAA in conjunction with having entered into a Master Purchase Agreement under which we purchased substantially all of the assets of a division of Citizen in April 2002. Subsequent to that transaction, Motorola challenged the validity of Citizen’s assignment of its rights under the License Agreement to us, which resulted in our litigation with Motorola, Inc. (the “Motorola case”). Pending resolution of the Motorola case, and in accordance with the terms of the IPAA, we withheld final payment of the 1.4 billion yen.
     In March 2004, Citizen submitted a Demand for Arbitration to the ICC, claiming breach of our obligation to make the deferred payment of 1.4 billion yen. In May 2004, we filed our Answer to Request for Arbitration, Counterclaim and Request for Abeyance of Proceedings. We contended, among other things, that we did not have an obligation to make the deferred payment due to our inability to perfect the rights assigned by Citizen under the License Agreement.
     The arbitration hearing before the ICC on this matter was held in May 2005. On September 23, 2005 the ICC ruled in favor of Citizen, and as a result we must pay the 1.4 billion yen ($12.5 million based on the spot exchange rate as of September 23, 2005) plus interest from April 30, 2003 thru the date of payment. We had previously accrued for the final payment at the time we entered into the IPAA, and therefore the only impact to our Consolidated Statement of Operations for the three and nine months ended September 30, 2005 will be the accrued interest on the final payment, which is estimated to be approximately $300,000.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMKOR TECHNOLOGY, INC.

	By:	/s/ Kenneth T. Joyce

Kenneth T. Joyce
Chief Financial Officer

Date: October 3, 2005